Exhibit 5

                             McGuire, Woods,
                         Battle & Boothe, L.L.P.
                            One James Center
                           Richmond, VA  23219

                             June 30, 1995





Jefferson Bankshares, Inc.
123 E. Main Street
P. O. Box 711
Charlottesville, Virginia  22902

Ladies and Gentlemen:

     We have acted as counsel for Jefferson Bankshares, Inc., a Virginia corporation ("Jefferson"), in connection with and have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Jefferson with the Securities and Exchange Commission (the "SEC") with respect to Seven Hundred Fifty Thousand (750,000) shares of common stock, par value $2.50 per share (the "Common Stock"), of Jefferson to be offered and sold in connection with the 1995 Long Term Incentive Stock Plan (the "Plan").

     We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of Jefferson, the Plan and such other documents, instruments and records as we have deemed necessary and advisable for purposes of this opinion. In rendering this opinion, we have relied upon certificates of public officials and officers of Jefferson.

     Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued in connection with the Plan have been duly authorized and, when such shares are issued and sold upon the terms set forth in the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.

                          Very truly yours,

                          McGuire, Woods, Battle & Boothe, L.L.P.